EXHIBIT 5.1

November 12, 2014

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607

Attention: C. Howard Nye, President and

Chief Executive Officer

Ladies and Gentlemen:

We have served as North Carolina counsel to Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), in connection with certain matters relating to the registration statement on Form S-4 (the “Registration Statement”) of the Company with respect to its offers to exchange (the “Exchange Offers”) up to $300,000,000 aggregate principal amount of its outstanding, unregistered Floating Rate Senior Notes due 2017 (the “Original Floating Rate Notes”) for an equivalent amount of registered Floating Rate Senior Notes due 2017 (the “Exchange Floating Rate Notes”) and up to $400,000,000 aggregate principal amount of its outstanding, unregistered 4.250% Senior Notes due 2024 (together with the Original Floating Rate Notes, the “Original Notes”) for an equivalent amount of registered 4.250% Senior Notes due 2024 (together with the Exchange Floating Rate Notes, the “Exchange Notes”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Amended and Restated Articles of Incorporation of the Company, as amended, the Restated Bylaws of the Company, resolutions of the Board of Directors of the Company, the Finance Committee of the Board of Directors of the Company, and the Chairman of the Finance Committee of the Company, the Registration Statement, an executed copy of the Indenture dated as of July 2, 2014 (the “Indenture”) between the Company and Regions Bank, as Trustee, and the forms of note included therein, the Registration Rights Agreement dated as of July 2, 2014 (the “Registration Rights Agreement”), and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions

Robinson Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 ■ Charlotte, NC 28246 ■ 704.377.2536

Martin Marietta Materials, Inc.

November 12, 2014

expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company. In expressing the opinions set forth herein, we have assumed, with your consent, that each of the Exchange Notes conform to the respective forms of note examined by us.

In rendering the opinions set forth below, we have also assumed that prior to the issuance of any of the Exchange Notes pursuant to the Exchange Offers the Registration Statement, as may then be amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, as amended.

Upon the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1) The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

(2) The Company has the corporate power to enter into and perform its obligations under the Indenture and the Exchange Notes.

(3) The Indenture has been duly authorized, executed and delivered by the Company.

(4) The Exchange Notes have been duly authorized and when executed and delivered by the Company and, assuming due authentication as provided in the Indenture and delivery of the respective Original Notes in exchange therefor in accordance with the terms of the respective Exchange Offer, will be duly and validly issued and outstanding.

The foregoing opinions are limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson